Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526

News Release

February 1, 2011	FOR IMMEDIATE RELEASE

ADM REPORTS 30 PERCENT INCREASE IN SECOND-QUARTER EPS
Strong performance from all businesses drove earnings to $ 732 million or $ 1.14 per share

Archer Daniels Midland Company (NYSE: ADM) today reported second-quarter net earnings of $ 732 million and record quarterly segment operating profit of $ 1.4 billion for the quarter ended December 31, 2010, up $ 165 million and $ 392 million, respectively, from the same period one year earlier.

•	ADM earned $ 1.14 diluted EPS, a 30 percent increase versus last year’s $ 0.88 second quarter.
•	Segment operating profit of $ 1.4 billion was a record, up 40 percent from the same period in the prior year.
•	Oilseeds Processing profit declined $ 27 million as improved results from operations were more than offset by mark-to-market timing effects.
•	Corn Processing profit increased $ 109 million on favorable corn ownership, increased ADM ethanol production and strong export sweetener demand.
•	Agricultural Services results increased $ 276 million as ADM was well positioned to meet strong global grain demand and shipped record volumes through its U.S. origination and export network.

“The ADM team delivered outstanding performance across the board, resulting in record operating profit. Amid strong demand and regional dislocations, we used our vast global network to deliver for our customers and shareholders,” said Patricia Woertz, ADM chairman and CEO. “Looking ahead, global markets remain dynamic. In this environment, we use ADM’s exceptional capabilities, our unique global asset base and the insights of our team to drive value and to serve vital needs.”

Financial Highlights

(Amounts in millions, except per share data)
	Quarter Ended December 31			Six Months Ended December 31
	2010	2009	Change	2010	2009	Change
Segment operating profit	$1,362	$970	$392	$2,127	$1,744	$383
Net earnings	$732	$567	$165	$1,077	$1,063	$14
Diluted earnings per share	$1.14	$0.88	$0.26	$1.68	$1.65	$0.03
Average shares outstanding	641	645		641	644

A summary of segment operating profit and net earnings follows:

	Quarter ended			Six months ended
	December 31			December 31
	2010	2009	Change	2010	2009	Change
	(in millions)

Oilseeds Processing	$325	$352	$(27)	$633	$636	$(3)
Corn Processing	399	290	109	740	478	262
Agricultural Services	426	150	276	558	325	233
Other	212	178	34	196	305	(109)
Segment operating profit	1,362	970	392	2,127	1,744	383
Corporate	(364)	(186)	(178)	(667)	(243)	(424)
Earnings before income taxes	998	784	214	1,460	1,501	(41)
Income taxes	(269)	(223)	(46)	(389)	(443)	54
Net earnings including noncontrolling interests	729	561	168	1,071	1,058	13

Less: Net earnings (losses) attributable to noncontrolling interests	(3)	(6)	3	(6)	(5)	(1)

Net earnings	$732	$567	$165	$1,077	$1,063	$14

Discussion of Operations

Net earnings for the second quarter of $ 732 million increased $ 165 million due to a $ 392 million increase in segment operating profit. This increase was partially offset by changes in LIFO inventory valuations, included in corporate, caused by higher agricultural commodity prices. Earnings before income taxes include a LIFO charge of $ 254 million this quarter, or $ 0.25 per share, compared to a LIFO charge of $ 54 million last year, or $ 0.05 per share. The company’s effective income tax rate for the quarter was 27 percent, comparable to the prior year’s second quarter rate of 28 percent.

Oilseeds Processing

Oilseeds operating profit in the second quarter declined $ 27 million to $ 325 million.

Crushing and origination operating profit increased $ 7 million to $ 200 million for the quarter. Globally, ADM’s crushing volumes were essentially flat compared to the year-ago quarter. ADM’s acquisition of the controlling interest in Golden Peanut, and the resulting revaluation, generated a pretax gain of $ 71 million. South American results strengthened on improved fertilizer and grain origination income. European results were lower due to mark-to-market timing effects related to substantial increases in commodity prices, effects that were partially offset by improved margins, including the impact of favorable softseed positioning.

Refining, packaging, biodiesel and other generated a profit of $ 78 million for the quarter, similar to prior year results.

Oilseeds results in Asia declined $ 36 million to $ 47 million for the quarter, reflecting ADM’s share of the weaker results from its equity investee, Wilmar International Limited.

Corn Processing

For the quarter, corn processing operating profit increased $ 109 million to a profit of $ 399 million, enhanced by favorable corn ownership positions. Corn processing volumes were up 24 percent, reflecting the ramp-up of the company’s two new dry mills.

Sweeteners and starches operating profit decreased $ 52 million from the prior year to $ 119 million, due to lower average selling prices and higher net corn costs. Sales volumes were up due to improved export sweetener shipments and stronger U.S. demand for industrial starches.

Bioproducts profit in the quarter rose $ 161 million to $ 280 million, driven by improved ethanol margins and volumes, and by stronger lysine margins.

Agricultural Services

Agricultural Services operating profit increased $ 276 million to $ 426 million for the second quarter.

Merchandising and handling profit increased $ 273 million to $ 376 million on strong results from global merchandising operations and on record ADM export volumes from the United States.

Earnings from transportation operations improved on higher barge-freight rates and volumes.

Other

In the second quarter, profits from ADM’s Other business units increased $ 34 million to $ 212 million.

In Other processing, profits in wheat milling and cocoa operations were similar to last year’s strong results.

Other financial results increased $ 33 million mainly due to reduced provisions in the company’s captive insurance subsidiary.

Corporate Results

Corporate results decreased $ 178 million principally due to a $ 200 million change in LIFO reserves, higher expense for the elimination of minority interests, and higher corporate interest. Partially offsetting these items were $ 55 million of unrealized gains on interest rate swaps.

Current Market Conditions

Global supplies of corn, soybeans, canola and rapeseed remain dynamic. The global supply of wheat is ample, though there are some regional dislocations and quality issues. South American farmers have begun harvesting their crops. In North America, farmers are considering planting decisions.

Globally, demand for crops and processed products remains strong. Global demand for protein meal is being led by good demand from Asia. The one-year extensions of the blenders’ credits and the U.S. EPA’s recent decisions on enhanced ethanol blending are supportive of biofuels. U.S. corn-based ethanol remains the most competitive ethanol in the global market. Mexican demand for corn sweetener continues to be strong.

Conference Call Information

ADM will host a conference call and audio webcast at 8:30 a.m. Central Time on Tuesday, Feb. 1, 2011, to discuss financial results and provide a company update. A financial summary slide presentation will be available to download approximately 60 minutes prior to the call. To listen to the call online or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial 866-362-4829 or 617-597-5346; the access code is 66596395.  Replay of the call will be available from 12:30 p.m. Central Time on Feb. 1 to Feb. 8, 2011. To listen to the replay by telephone, dial 888-286-8010 or 617-801-6888; the access code is 18889828. To listen to the replay online, visit www.adm.com/webcast.

About ADM

Every day, the 29,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 240 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2010, were $62 billion. For more information about our company and our products, visit www.adm.com.

Contacts

Media:	Investors:
David Weintraub	Dwight Grimestad
Director, External Communications	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

Segment Operating Analysis
(unaudited)

	Quarter ended		Six months ended
	December 31		December 31
	2010	2009	2010	2009
	(in ‘000s metric tons)
Processing volumes
Oilseeds Processing	7,834	7,799	14,909	14,172
Corn Processing	5,908	4,767	11,742	9,388
Wheat and cocoa	1,819	1,874	3,704	3,784
Total processing volumes	15,561	14,440	30,355	27,344

	Quarter ended		Six months ended
	December 31		December 31
	2010	2009	2010	2009
	(in millions)
Net sales and other operating income
Oilseeds Processing	$6,220	$4,880	$12,680	$11,238
Corn Processing	2,485	2,029	4,663	3,945
Agricultural Services	10,757	7,640	17,291	12,962
Other	1,468	1,364	3,095	2,689
Total net sales and other operating income	$20,930	$15,913	$37,729	$30,834

Segment Operating Profit
(unaudited)

	Quarter ended December 31			Six months ended December 31
	2010	2009	Change	2010	2009	Change
	(in millions)

Oilseeds Processing Operating Profit
Crushing and origination	$200	$193	$7	$376	$328	$48
Refining, packaging, biodiesel and other	78	76	2	154	146	8
Asia	47	83	(36)	103	162	(59)
Total Oilseeds Processing	$325	$352	$(27)	$633	$636	$(3)

Corn Processing Operating Profit
Sweeteners and starches	$119	$171	$(52)	$265	$365	$(100)
Bioproducts	280	119	161	475	113	362
Total Corn Processing	$399	$290	$109	$740	$478	$262

Agricultural Services Operating Profit
Merchandising and handling	$376	$103	$273	$479	$260	$219
Transportation	50	47	3	79	65	14
Total Agricultural Services	$426	$150	$276	$558	$325	$233

Other Operating Profit
Processing	$160	$159	$1	$186	$266	$(80)
Financial	52	19	33	10	39	(29)
Total Other	$212	$178	$34	$196	$305	$(109)

Corporate Results
LIFO credit (charge)	$(254)	$(54)	$(200)	$(377)	$22	$(399)
Interest expense - net	(83)	(71)	(12)	(172)	(136)	(36)
Corporate costs	(66)	(70)	4	(139)	(139)	–
Unrealized gains on interest rate swaps	55	–	55	24	–	24
Other	(16)	9	(25)	(3)	10	(13)
Total Corporate	$(364)	$(186)	$(178)	$(667)	$(243)	$(424)

Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Six months ended
	December 31		December 31
	2010	2009	2010	2009
	(in millions, except per share amounts)

Net sales and other operating income	$20,930	$15,913	$37,729	$30,834
Cost of products sold	19,696	14,860	35,687	28,808
Gross profit	1,234	1,053	2,042	2,026
Selling, general and administrative expenses	412	358	793	712
Other (income) expense – net	(176)	(89)	(211)	(187)
Earnings before income taxes	998	784	1,460	1,501
Income taxes	(269)	(223)	(389)	(443)
Net earnings including noncontrolling interests	729	561	1,071	1,058
Less: Net earnings (losses) attributable to noncontrolling interests	(3)	(6)	(6)	(5)
Net earnings attributable to ADM	$732	$567	$1,077	$1,063

Diluted earnings per common share	$1.14	$0.88	$1.68	$1.65

Average number of shares outstanding	641	645	641	644

Other (income) expense - net consists of:
Interest expense	$115	$105	$232	$203
Investment income	(41)	(36)	(65)	(66)
Gain related to Golden Peanut acquisition	(71)	–	(71)	–
Equity in (earnings) losses of unconsolidated affiliates	(138)	(139)	(263)	(291)
Unrealized gains on interest rate swaps	(55)	–	(24)	–
Other – net	14	(19)	(20)	(33)
	$(176)	$(89)	$(211)	$(187)

Summary of Financial Condition
(unaudited)

	December 31 2010	June 30 2010
	(in millions)
NET INVESTMENT IN
Working capital	$16,131	$10,279
Property, plant, and equipment	9,194	8,712
Investments in and advances to affiliates	2,975	2,799
Long-term marketable securities	823	678
Other non-current assets	1,261	1,225
	$30,384	$23,693

FINANCED BY
Short-term debt	$5,632	$374
Long-term debt, including current maturities	7,053	7,174
Deferred liabilities	1,795	1,514
Shareholders’ equity	15,904	14,631
	$30,384	$23,693

Summary of Cash Flows
(unaudited)

	Six Months Ended
	December 31
	2010	2009
	(in millions)
Operating Activities
Net earnings	$1,071	$1,058
Depreciation and amortization	463	431
Other – net	(24)	171
Changes in operating assets and liabilities	(5,593)	(280)
Total Operating Activities	(4,083)	1,380
Investing Activities
Purchases of property, plant and equipment	(645)	(939)
Net assets of businesses acquired	(163)	(57)
Other investing activities	(333)	216
Total Investing Activities	(1,141)	(780)
Financing Activities
Long-term debt borrowings	35	10
Long-term debt payments	(237)	(36)
Net borrowings (payments) under lines of credit	5,179	(140)
Purchases of treasury stock	(86)	–
Cash dividends	(192)	(180)
Other	5	8
Total Financing Activities	4,704	(338)
Increase (decrease) in cash and cash equivalents	(520)	262
Cash and cash equivalents - beginning of period	1,046	1,055
Cash and cash equivalents - end of period	$526	$1,317